Exhibit 10.19
CoreSite Realty Corporation and CoreSite, L.P.
Senior Management Severance and change in control program
     This CoreSite Realty Corporation and CoreSite, L.P. Senior Management Severance and Change in Control Program (this “Plan”) sets forth the severance benefits available to Covered Employees (as defined below) of CoreSite Realty Corporation (the “REIT”), CoreSite, L.P. (the “Partnership”) and their subsidiaries (the REIT, the Company and their subsidiaries are collectively referred to herein as, the “Company”) in the event a Covered Employee’s employment with the Company is terminated in certain circumstances as provided herein.
     1. Eligibility. An individual will only be eligible to participate in this Plan if he or she has been specifically designated as eligible to participate in this Plan by action of the Plan Administrator and he or she has executed a Participation Letter Agreement in the form attached hereto as Exhibit A (a “Participation Letter Agreement”). Individuals that are eligible to participate in this Plan are referred to herein as “Covered Employees.”
     2. Severance Benefits. If a Covered Employee’s employment is terminated by the Company without Cause or the Covered Employee resigns his employment for Good Reason, and the Covered Employee incurs a Separation from Service, then subject to the Covered Employee executing within fifty-two (52) days of such Covered Employee’s Separation from Service, and not revoking during any applicable revocation period, a release of claims in the form attached hereto as Exhibit B (a “Release”), and the Covered Employee’s compliance with Sections 4 and 5 below, in addition to any accrued but unpaid salary, wages and other amounts required by applicable law, the Covered Employee will be entitled to receive the following severance benefits:
     a. Salary Continuation. During the Severance Period (as defined below), the Covered Employee will be entitled to receive continued payment of his or her Base Salary, payable in substantially equal installments in accordance with the Company’s normal payroll procedures.
     b. Healthcare Continuation Coverage. If the Covered Employee elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will directly pay, or reimburse the Covered Employee for, the COBRA premiums for the Covered Employee and his or her covered dependents during the period commencing on the Covered Employee’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that the Covered Employee and/or the Covered Employee’s covered dependents become no longer eligible for COBRA or (C) the date the Covered Employee and the Covered Employee’s covered dependents become eligible to receive healthcare coverage from the Covered Employee’s subsequent employer (such healthcare continuation premiums will be provided in the form of taxable reimbursements to the Covered Employee if necessary to avoid inclusion in taxable income by the Covered Employee of the value of in-kind benefits).
     c. Accelerated Vesting. The Covered Employee will be entitled to accelerated vesting, effective as of immediately prior to the Covered Employee’s Separation from Service, of all outstanding equity awards held by the Covered Employee that would have vested solely based on the passage of time (e.g., equity awards with vesting based on performance will not vest) if the Covered Employee had remained employed with the Company for a period equal to twelve (12) months following the date of the Covered Employee’s Separation from Service, provided, however, that no additional amount shall vest in the event a Change in Control occurs during such 12 month period, except as provided in Section 3 of this Plan.

     For the avoidance of doubt, no benefits will be payable to a Covered Employee under this Section 2 in the event of a Covered Employee’s resignation without Good Reason or the termination of a Covered Employee’s employment with the Company for Cause or due to death or Disability.
     3. Effect of Change in Control. In the event a Covered Employee’s employment is terminated by the Company without Cause or the Covered Employee resigns his employment for Good Reason, and the Covered Employee incurs a Separation from Service, in each case within sixty (60) days prior to or nine (9) months following a Change in Control, then subject to the Covered Employee executing within fifty-two (52) days of such Covered Employee’s Separation from Service, and not revoking during any applicable revocation period, a Release, and the Covered Employee’s compliance with Sections 4 and 5, the Covered Employee will not receive the benefits provided in Section 2, but instead, in addition to any accrued but unpaid salary, wages and other amounts required by applicable law, the Covered Employee will be entitled to receive the following severance benefits:
     a. Cash Payments. The Covered Employee will be entitled to receive a lump sum cash payment on the First Pay Date in an amount equal to the sum of: (i) one (1) times the Covered Employee’s annual Base Salary; (ii) the target amount of the Covered Employee’s performance bonus for the year in which the Covered Employee’s termination of employment occurs; and (iii) an additional amount equal to the target amount of the Covered Employee’s performance bonus for the year in which the Covered Employee’s termination of employment occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which the Covered Employee was employed prior to termination and the denominator of which is twelve (12).
     b. Healthcare Continuation Coverage. If the Covered Employee elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will directly pay, or reimburse the Covered Employee for, the COBRA premiums for the Covered Employee and his or her covered dependents during the period commencing on the Covered Employee’s Separation from Service and ending upon the earliest of (A) the one-year anniversary of the date of the Covered Employee’s Separation from Service, (B) the date that the Covered Employee and/or the Covered Employee’s covered dependents become no longer eligible for COBRA or (C) the date the Covered Employee and the Covered Employee’s covered dependents become eligible to receive healthcare coverage from the Covered Employee’s subsequent employer (such healthcare continuation premiums will be provided in the form of taxable reimbursements to the Covered Employee if necessary to avoid inclusion in taxable income by the Covered Employee of the value of in-kind benefits).
     c. Accelerated Vesting. The Covered Employee will be entitled to accelerated vesting, effective as of immediately prior to the Covered Employee’s Separation from Service, of 100% of all outstanding equity awards held by the Covered Employee.
     For the avoidance of doubt, no benefits will be payable to a Covered Employee under this Section 3 in the event of a Covered Employee’s resignation without Good Reason or the termination of a Covered Employee’s employment with the Company for Cause or due to death or Disability
     4. Non-Competition.
     a. As a condition to being eligible to participate in this Plan, and regardless of whether the Covered Employee receives severance payments and benefits hereunder, each Covered Employee shall and does agree that he or she shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as a director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the United States. Nothing herein shall prohibit a Covered Employee from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as he or she has no active participation in the business of such entity. The provisions of this Section 4(a) shall not apply to any Covered Employee that resides in the state of California.
     b. As a condition to being eligible to participate in this Plan, and regardless of whether the Covered Employee receives severance payments and benefits hereunder, each Covered Employee shall and does agree that he or she shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company (i) to terminate its arrangement with the Company, or (ii) to otherwise change its relationship with the Company. The Covered Employee shall not, at any time during the Restriction Period, directly or indirectly, either for the Covered Employee or for any other person or entity, (A) solicit any employee of the Company to terminate his or her employment with the Company, (B) employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company, or (C) solicit any vendor or business affiliate of the Company to cease to do business with the Company.
     c. In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
     d. As used in this Section 4, (i) the term “Business” shall mean the business of the Company and shall include buying, developing and operating datacenters and colocation facilities, as such business may be expanded or altered by the Company during the Term; and (ii) the term “Restriction Period” shall mean, with respect to a Covered Employee, the period during which the Covered Employee is employed with or provides services to the Company and continuing following the Covered Employee’s Separation from Service for a period equal to the Severance Period (regardless of whether the Covered Employee receives severance payments and benefits during the Severance Period), provided, however, that in the event a Covered Employee receives severance payments and benefits under Section 3 of this Plan, the Restriction Period shall continue for a period of twelve months following the Covered Employee’s Separation from Service.
     e. As a condition to being eligible to participate in this Plan, and regardless of whether the Covered Employee receives severance payments and benefits hereunder, each Covered Employee shall and does agree that he or she shall, during the period of his or her employment with the Company and at all times thereafter, refrain from disparaging the Company and its affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude a Covered Employee from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

     5. Nondisclosure of Proprietary Information. As a condition to being eligible to participate in this Plan, and regardless of whether the Covered Employee receives severance payments and benefits hereunder, each Covered Employee shall and does agree to the following:
     a. Except in connection with the performance of his or her duties for the Company or pursuant to Section 5(c) and (e), each Covered Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. Each Covered Employee stipulates and agrees that any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the Covered Employee proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from the Covered Employee directly or indirectly breaching his or her obligations under this Section 6(a) or any other similar provision by which the Covered Employee is bound, or from any third-party breaching a provision similar to that found under this Section 6(a) (to the extent the Covered Employee knew or should have known of the breach). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
     b. Upon termination of his or her employment with the Company for any reason, the Covered Employee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.
     c. A Covered Employee may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest reasonable possible notice thereof, shall, as much in advance of the return date as reasonably possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.
     d. Nothing in this Plan shall prohibit a Covered Employee from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his or her attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing his or her post-employment restrictions in this Plan in confidence to any potential new employer, or (iv) retaining, at any time, his or her personal correspondence, personal contacts and documents related to his or her own personal benefits, entitlements and obligations.
     6. Inventions. As a condition to being eligible to participate in this Plan, and regardless of whether the Covered Employee receives severance payments and benefits hereunder, each Covered Employee shall and does agree that all rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Covered Employee may discover, invent or originate during his or her period of service with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Covered Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Covered Employee hereby appoints the Company as his or her attorney-in-fact to execute on his or her behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions. Notwithstanding the foregoing, the provisions of this Section 6 shall not apply to any Invention that is developed entirely on a Covered Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information unless such Invention (i) relates at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) results from any work performed by the Covered Employee for the Company.
     7. Injunctive Relief. It is recognized and acknowledged by the Covered Employees that a breach of the covenants contained in Sections 4, 5 and 6 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, as a condition to being eligible to participate in this Plan, and regardless of whether the Covered Employee receives severance payments and benefits hereunder, each Covered Employee shall and does agree that in the event of a breach of any of the covenants contained in Sections 4, 5 and 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief
     8. Definitions. For the purposes of this Plan, the following terms shall have the following meanings:
     a. Base Salary. “Base Salary” means, with respect to a Covered Employee, such Covered Employee’s base salary, at the rate in effect at the time of the Covered Employee’s termination of employment with the Company.
     b. Board. “Board” means the board of directors of the REIT.
     c. Cause. A Covered Employee’s termination of employment shall be deemed for “Cause” upon: (i) the Company’s determination that the Covered Employee failed to substantially perform his or her material duties as an employee of the Company; (ii) the Company’s determination that the Covered Employee failed in any material respect to carry out or comply with any lawful and reasonable directive of the Covered Employee’s supervisor; (iii) the Covered Employee’s material violation of any of the terms of this Plan or any agreement between the Covered Employee and the Company; (iv) the Covered Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (v) the Covered Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing his or her duties and responsibilities as an employee of the Company; or (vi) the Covered Employee’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.
     d. Change in Control. “Change in Control” means the following:
     (i) A transaction or series of transactions (other than an offering of equity securities to the general public through a registration statement filed with the Securities and Exchange Commission, or any transaction in connection therewith) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the REIT, any of its subsidiaries, an employee benefit plan maintained by the REIT or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the REIT) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the REIT possessing more than 50% of the total combined voting power of the REIT’s securities outstanding immediately after such acquisition; or
     (ii) The consummation by the REIT (whether directly involving the REIT or indirectly involving the REIT through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the REIT’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction which results in the REIT’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the REIT or the person that, as a result of the transaction, controls, directly or indirectly, the REIT, or owns, directly or indirectly, all or substantially all of the REIT’s assets or otherwise succeeds to the business of the REIT (the REIT or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.
     Notwithstanding the foregoing, (A) no transaction or series of related transactions shall be deemed to result in a Change in Control if immediately following such transaction or series of related transactions, any affiliate of or investment fund operated, controlled or managed by T.C. Group, L.L.C. has or retains at least a majority of the combined voting power in the REIT; and (B) a transaction or event shall not constitute a Change in Control for purposes of this Plan unless such transaction or event also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. § 1.409A-3(i)(5).
     e. Compensation Committee. “Compensation Committee” means the Board, or, if the Board has delegated such authority to the Compensation Committee, the Compensation Committee.
     f. Disability. “Disability” means at any time the Company sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if a Covered Employee qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether a Covered Employee has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean a Covered Employee’s inability to perform, with or without reasonable accommodation, the essential functions of his or her position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Covered Employee or his or her legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by a Covered Employee to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of his or her Disability.
     g. Good Reason. “Good Reason” means, with respect to a Covered Employee, the occurrence of any of the following events without the Covered Employee’s express written consent: (i) a material reduction in the Covered Employee’s base salary or target performance bonus amount (for this purpose, a reduction in Base Salary or target performance bonus amount of less than 10% that is implemented in connection with a contemporaneous reduction in base salaries affecting other employees of the Company shall not be deemed material); or (ii) a material reduction or material diminution of the Covered Employee’s duties, responsibilities or authorities, which is caused by an act of the Partnership, the REIT or one of their subsidiaries, in each case, other than any change resulting from a Change in Control or other significant transaction where the Covered Employee remains in a similar position with respect to the business of the Partnership or the REIT as operated prior to the Change in Control or other transaction, notwithstanding that the Covered Employee is in a diminished role with respect to a Successor Entity or other combined company resulting from such Change in Control or other transaction. Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Covered Employee has: (a) provided the Company, within 60 days of the Covered Employee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice. If the Company fails to cure the same within such 30 days, then the termination shall be deemed to occur as of the expiration of the 30-day cure period.
     h. Plan Administrator. “Plan Administrator” means the Board of Directors of the Company.
     i. Separation from Service. “Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
     j. Severance Period. “Severance Period” means that period of time commencing on a Covered Employee’s Separation from Service and ending a number of months later that is equal to the sum of three months, plus one month for each continuous whole year the Covered Employee was employed by the Company (or any predecessor entity) as of such termination date. Notwithstanding the foregoing, in no event shall a Covered Employee’s Severance Period exceed twelve months. For the avoidance of doubt, the number of continuous years of service to be taken into account when calculating a Covered Employee’s Severance Period will, if applicable, include years of service provided to the Company (or any predecessor entity) prior to the

Effective Date.
     9. Taxes. All payments to be made under this Plan will be subject to appropriate tax withholding and other deductions.
     10. Effective Date of Plan/Amendment. This Plan shall be effective as of the date first above written (the “Effective Date”). The Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason); provided that no such amendment or termination shall materially impair the rights of a Covered Employee who has executed a Participation Letter Agreement prior to the date of such amendment or termination, and provided further that no amendment or termination of this Plan shall result in an acceleration of the time of payment of any amount hereunder that is deemed to be nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except as permitted in accordance with Treasury Regulation Section 1.409A-3(j)(4).
     11. Plan Administration. The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All actions taken and all determinations made in good faith by the Plan Administrator will be final and binding on all persons claiming any interest in or under this Plan.
     12. Funding and Payment of Benefits. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Covered Employee, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company. Except as otherwise set forth in a written agreement between a Covered Employee and the Company, this Plan shall be the only plan or agreement with respect to which benefits may be provided to a Covered Employee upon a termination of his or her employment.
     13. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under the Plan and agree expressly to perform any of the Company’s obligations under the Plan. For all purposes under the Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of a Covered Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     14. Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.
     15. No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Covered Employees and the Company.
     16. Governing Law. This Plan shall be interpreted, administered, and enforced in accordance with the statutes and common law of the State of Colorado, excluding any that mandate the use of another jurisdiction’s laws.
     17. Arbitration. Any controversy, claim or dispute arising out of or relating to this Plan, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Denver, Colorado. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys fees and expenses. The Company and the Covered Employees shall be bound by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Plan. This dispute resolution process and any arbitration hereunder shall be confidential and neither any party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all parties. If JAMS/Endispute no longer exists or is otherwise unavailable, the parties agree that the American Arbitration Association (“AAA‘) shall administer the arbitration in accordance with its then-existing rules. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, a Covered Employee and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
     18. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.
     19. Section 409A.
     a. Separation from Service. Notwithstanding anything in this Plan to the contrary, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), any compensation or benefits payable under this Plan that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code, and which is designated under this Plan as payable upon a Covered Employee’s termination of employment shall be payable only upon his or her “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as provided under Section 16(b) of this Plan, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following a Covered Employee’s Separation from Service (the “First Pay Date”). Any installment payments that would have been made during the sixty (60) day period immediately following a Covered Employee’s Separation from Service but for the preceding sentence shall be paid to him or her on the First Pay Date and the remaining payments shall be made as provided in this Plan.
     b. Specified Employees. Notwithstanding any provision herein to the contrary, if a Covered Employee is deemed by the Company at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which he or she is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such Covered Employee’s benefits shall not be provided to him or her prior to the earlier of (i) the expiration of the six-month period measured from the date of the Covered Employee’s Separation from Service with the Company or (ii) the date of the Covered Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Covered Employee (or his or her estate or beneficiaries), and any remaining payments due under this Plan shall be paid as otherwise provided herein.
     c. Installments. A Covered Employee’s right to receive any installment payments under this Plan, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
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EXHIBIT A
Form of Participation Letter Agreement1
[DATE]
[COVERED EMPLOYEE]
[ADDRESS]
Dear [COVERED EMPLOYEE]:
     I am pleased to inform you that, subject to your execution of this letter agreement (this “Letter”) you have been selected to participate as a “Covered Employee” in the CoreSite Realty Corporation and CoreSite, L.P. Senior Management Severance and Change in Control Program (the “Plan”). Capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan.
     The purpose of the Plan is to provide Covered Employees with certain payments and benefits upon a termination of their employment by the Company without Cause or their resignation of their employment with the Company for Good Reason, as set forth more fully in the Plan, a copy of which I have enclosed as Exhibit A to this Letter, and which is incorporated in and made a part of this Letter. I encourage you to review closely all of the terms and conditions of the Plan and wish to point out that in order to participate as a Covered Employee in the Plan, you are required to agree to all of the terms, conditions and covenants contained therein, including non-competition, non-solicitation, confidentiality and invention assignment covenants, as applicable.
     Participation in the plan is voluntary and you may choose whether or not you wish to participate in the Plan. Your decision whether or not to participate in the Plan will not affect your employment status with the Company or your compensation as an employee of the Company in any respect, provided that if you choose not to participate in the Plan, you will not be entitled to any severance payments or benefits upon a termination of your employment with the Company, other than as required by law.
     If you wish to participate as a Covered Employee in the Plan, please countersign this Letter where indicated below on or before [                    ]. Your countersignature on this Letter evidences your agreement to all of the terms and conditions of the Plan, including the non-competition, non-solicitation, confidentiality and invention assignment covenants contained therein, as applicable.
     If you have any questions about the Plan or this Letter, please contact [                    ] at [                    ].
Sincerely,
Thomas M. Ray
President and CEO, CoreSite
[Countersignature Page Follows]

[1]	This form may be modified in individual circumstances to account for differences in applicable state laws.

By countersigning this Letter, you represent that you have read and understood all of the terms and conditions of the Plan and this Letter, that you are fully aware of the legal effect of this Letter and the Plan, that you have not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and that you have executed this Letter freely based on your own judgment.
Your countersignature to this Letter is a binding agreement by you to become subject to all of the terms and conditions of the Plan.
Countersignature:
     By signing below, I elect to participate as a Covered Employee in the Plan and irrevocably agree to all of the terms and conditions of the Plan, including, without limitation, the non-competition, non-solicitation, confidentiality and invention assignment covenants contained therein, as applicable.

Name: Date:

EXHIBIT B
Form of Release
     This Agreement and Release (“Agreement”) is made by and between [COVERED EMPLOYEE] (“Employee”) and                      (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan (as defined below).
     WHEREAS, the Employee is a Covered Employee within the meaning of the CoreSite Realty Corporation and CoreSite, L.P. Senior Management Severance and Change in Control Program (the “Plan”); and
     WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective                     , 20___, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates.
     NOW, THEREFORE, in consideration of the severance payments and benefits described in Section [2/3] of the Plan, which, pursuant to the Plan, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
     1. Severance Payments; Salary and Benefits. The Company agrees to provide Employee with the severance payments and benefits described in Section [2/3] of the Plan, payable at the times set forth in, and subject to the terms and conditions of, the Plan. In addition, to the extent not already paid, the Company shall pay or provide to the Employee any base salary earned through the date of his or her termination, any approved expense reimbursements, and any other amounts or benefits required to be paid or provide in accordance with applicable law.
     2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, including, for the avoidance of doubt, the REIT, the Partnership and each of their subsidiaries and affiliates (collectively, the “Releasees”). Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:
          (a) any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
          (b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates,

including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          (d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;
          (e) any and all claims for violation of the federal or any state constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          (h) any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s right under applicable law, the Company’s D&O policy or any separate contract with the Company to seek indemnity for acts committed, or omissions, within the course and scope of the Employee’s employment duties.
     3. Acknowledgment of Waiver of Claims under ADEA.Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has [21/45] days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the [21/45] day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
     4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     5. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.
     6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 16 and 17 of the Plan.
     7. Effective Date. If the Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
     8. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that: (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:
[COVERED EMPLOYEE] [COMPANY]

Dated:	By:
Name:
Title: